Exhibit 99.1

To:	Directors and Executive Officers of Boise Inc.
From:	Karen Gowland
Date:	April 6, 2012
Subject:	Trading Blackout Period and Suspension of Trading in Boise Inc. Common Stock
The company has elected to transfer the Boise Paper Holdings, L.L.C. Savings Plan and the Boise Paper Holdings, L.L.C. Retirement Savings Plan (the Plans) administrative services to the Principal Financial Group. To facilitate this transfer, participants will be unable to trade in the Plans commencing on April 26, 2012, at 2:00 p.m. Mountain Time while the transition of the administrative services to the Principal Financial Group is completed. We anticipate the transition to be completed during the week of May 7, 2012.
As a result of this transfer and the related trading freeze, the Sarbanes-Oxley Act of 2002 prohibits the direct or indirect purchase, sale, or other acquisition or transfer of any of our common stock or derivative securities you have acquired in connection with your service or employment as a director or executive officer of the company during the term of the trading freeze. Therefore, you will be subject to a trading blackout period that also commences on April 26, 2012, at 2:00 p.m. Mountain Time and is expected to end during the week of May 7, 2012, once the transition of the administrative services to the Principal Financial Group has been completed. This trading blackout period may extend beyond the duration of our normal trading blackout period, which expires 24 hours after our next earnings release.
If you have any questions regarding the trading blackout period, including its beginning and ending dates, or restrictions applicable to you as a director or executive officer, please contact me at:
Karen E. Gowland
Senior Vice President, General Counsel and Secretary
Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
208-384-7000